CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-267740) of our audit report dated October 4, 2022, with respect to the balance sheet of Global-Smart.Tech as of May 31, 2022, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the period from April 15, 2022 (inception) through May 31, 2022. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Registration Statement.

Spokane, Washington

March 31, 2023